Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Meta Materials Inc.

We consent to the use of our report dated March 1, 2022, on the consolidated financial statements of Meta Materials Inc., which comprise the consolidated balance sheets as of December 31, 2021 and December 31, 2020, the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2021, and the related notes, and our report dated March 1, 2022 on the effectiveness of the Entity’s internal control over financial reporting as of December 31, 2021, which are incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3 dated June 2, 2022, of Meta Materials Inc.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

June 2, 2022

Vaughan, Canada